     Exhibit 2.1

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2024, the class A exchangeable subordinate voting shares, no par value (“BEPC exchangeable shares”) of Brookfield Renewable Corporation were registered under Section 12(b) of the Exchange Act and were listed for trading on the New York Stock Exchange under the ticker “BEPC.”
The following is a description of the material terms of BEPC exchangeable shares and the BEPC articles and is qualified in its entirety by reference to all of the provisions of the BEPC articles. Because this description is only a summary of the terms of the BEPC exchangeable shares and the BEPC articles, it does not contain all of the information that you may find useful. For more complete information, you should read the BEPC articles, which are available electronically on the website of the SEC at www.sec.gov and on our SEDAR+ profile at www.sedarplus.ca and will be made available to our holders as described under Item 10.H “Documents on Display” in our most recent annual report on Form 20-F (as may be amended, the “Annual Report”). Capitalized terms used but not defined herein have the meanings given to them in the Annual Report. All references to “$” are to U.S. dollars and “C$” are to Canadian dollars.
BEPC’s authorized share capital consists of (i) an unlimited number of BEPC exchangeable shares; and (ii) an unlimited number of BEPC class B shares, no par value.
BEPC Exchangeable Shares
Through the rights and governance structures described in the Annual Report, each BEPC exchangeable share is intended to provide its holder with an economic return that is equivalent to that of a BEP unit. Consequently, the partnership expects that the market price of BEPC exchangeable shares will be impacted by the market price of the BEP units and the combined business performance of our group as a whole.
Voting
Except as otherwise expressly provided in the BEPC articles or as required by law, each holder of BEPC exchangeable shares is entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of BEPC. Each holder of BEPC exchangeable shares is entitled to cast one vote for each BEPC exchangeable share held at the distribution record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes.
Holders of BEPC exchangeable shares hold an aggregate 25% voting interest in BEPC.
Dividends
The holders of BEPC exchangeable shares are entitled to receive dividends as and when declared by the BEPC board subject to the special rights of the holders of any other class of shares ranking senior to the BEPC exchangeable shares with respect to priority in payment of dividends. Each BEPC exchangeable share will receive identical dividends to the distributions paid on each BEP unit. Additionally, pursuant to the Equity Commitment Agreement, BEP has agreed that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares. See Item 5.A “Operating Results—Liquidity and Capital Resources—Dividends Policy” in the Annual Report.
Each BEPC exchangeable share entitles its holder to cumulative dividends per share in a cash amount equal in value to (i) the amount of any distribution made on a BEP unit multiplied by (ii) the conversion factor (which is currently one, subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) determined in accordance with the BEPC articles and in effect on the record date of such dividend (the “BEPC exchangeable dividend”). See “—Adjustments to Reflect Certain Capital Events” below. The record and payment dates for the dividends on the BEPC exchangeable shares, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the distributions upon the BEP units.
If the full amount of a BEPC exchangeable dividend is not declared and paid concurrently with a distribution on the BEP units, or is declared but is not paid on the payment date, then the undeclared or unpaid amount of such BEPC exchangeable dividend shall accrue and accumulate (without interest), whether or not BEPC has earnings, whether or not there are funds legally available for the payment thereof and whether or not such BEPC exchangeable dividend has been earned, declared or authorized. Any BEPC exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable (“unpaid dividends”). All BEPC exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the BEPC class B shares. The holders of BEPC exchangeable shares are not entitled to any dividends from BEPC other than the BEPC exchangeable dividends.
Exchange by Holder
Holders of BEPC exchangeable shares have the right to exchange all or a portion of their BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole discretion of our group). In the event BEP ceases to be a publicly listed entity, the value of a BEP unit will be determined by (i) the last available bid price from an independent source such as an over-the-counter market or an independent investment banking firm; or (ii) if (i) is not applicable, then the amount that a holder of a BEP unit would receive upon the liquidation of BEP and sale of its assets in accordance with the terms of its partnership agreement. Holders of BEPC exchangeable shares that hold such shares through a broker must contact their brokers to request an exchange on their behalf. Holders of BEPC exchangeable shares that are registered holders must contact the transfer agent and follow the process described below.
Each holder of BEPC exchangeable shares who wishes to exchange one or more of his or her BEPC exchangeable shares for BEP units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from BEPC’s transfer agent. The transfer agent will promptly notify BEPC, BEP and until such time as the Rights Agreement is terminated, Brookfield Corporation of the receipt of a notice of exchange. Upon receipt of a notice of exchange, BEPC shall, within ten (10) business days after the date that the notice of exchange is received by BEPC’s transfer agent, deliver to the tendering holder of BEPC exchangeable shares, in accordance with instructions set forth in the notice of exchange, one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect

Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of BEPC). Upon completion of the exchange of any BEPC exchangeable shares as described herein, the holder of BEPC exchangeable shares who has exchanged its BEPC exchangeable shares will have no further right, with respect to any BEPC exchangeable shares so exchanged, to receive any dividends on BEPC exchangeable shares with a record date on or after the date on which such BEPC exchangeable shares are exchanged.
In lieu of BEPC delivering BEP units or paying cash as described in the preceding paragraph, BEP, in its sole discretion, may elect to satisfy its exchange obligation by acquiring all of the tendered BEPC exchangeable shares in exchange for issuing directly to such tendering holder one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of BEP). If BEP elects to satisfy its exchange obligation directly (in lieu of BEPC delivering BEP units or cash as described above), it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to BEPC’s transfer agent of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by BEPC’s transfer agent by delivering to such holder of BEPC exchangeable shares the BEP units or its cash equivalent. Unitholders of BEP are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.
In the event that a tendering holder of BEPC exchangeable shares has not received the number of BEP units or its cash equivalent in satisfaction of the tendered BEPC exchangeable shares, then such tendering holder of BEPC exchangeable shares will be entitled to receive the equivalent of such cash amount or BEP units amount from Brookfield Corporation pursuant to the Rights Agreement. In this scenario, the tendered BEPC exchangeable shares will be delivered to the rights agent in exchange for the delivery of the equivalent of the cash amount or BEP units amount from a collateral account of Brookfield Corporation administered by the rights agent. See Item 7.B “Related Party Transactions—Rights Agreement” in the Annual Report for a further description of the Rights Agreement. The partnership has agreed to indemnify Brookfield Corporation for certain liabilities under applicable securities laws concerning selling securityholders, in connection with any BEP units delivered by Brookfield Corporation pursuant to the Rights Agreement.
No Fractional BEP units. No fractional BEP units will be issued or delivered upon exchange of BEPC exchangeable shares. In lieu of any fractional BEP units to which the tendering holder of BEPC exchangeable shares would otherwise be entitled at our group’s election, our group will pay an amount in cash equal to the BEP unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a BEP unit.
Conversion of Tendered BEPC Exchangeable Shares. The partnership or any holder of BEPC exchangeable shares affiliated with the partnership is entitled at any time to have any or all BEPC exchangeable shares acquired by the partnership or such affiliated holder converted into BEPC class B shares on a one-for-one basis.

Adjustments to Reflect Certain Capital Events. The conversion factor (which is currently one) is subject to adjustment in accordance with the BEPC articles to reflect certain capital events, including (i) if BEP and/or BEPC declares or pays a distribution to its unitholders consisting wholly or partly of BEP units or a dividend to its shareholders consisting wholly or partly of BEPC exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if BEP and/or BEPC splits, subdivides, reverse-splits or combines its outstanding BEP units or BEPC exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if BEP and/or BEPC distributes any rights, options or warrants to all or substantially all holders of its BEP units or BEPC exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire BEP units or BEPC exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for BEP units or BEPC exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if BEP distributes to all or substantially all holders of BEP units evidences of its indebtedness or assets (including securities), or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities, but excluding all distributions where a comparable distribution (or the cash equivalent) is made by BEPC; or (v) if BEP or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the BEP units (but excluding for all purposes any exchange or tender offer to exchange BEP units for BEPC exchangeable shares or any other security economically equivalent to BEP units), to the extent that the cash and value of any other consideration included in the payment per BEP unit exceeds certain thresholds.
Redemption by Issuer
The BEPC board has the right upon sixty (60) days’ prior written notice to holders of BEPC exchangeable shares to redeem all of the then outstanding BEPC exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events (each, a “redemption event”): (i) the total number of BEPC exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the BEP units in a take-over bid (as defined by applicable securities law); (iii) unitholders of BEP approve an acquisition of BEP by way of arrangement or amalgamation; (iv) unitholders of BEP approve a restructuring or other reorganization of BEP; (v) there is a sale of all or substantially all of BEP’s assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of BEPC and the shareholders of BEPC, that may result in adverse tax consequences for BEPC or the shareholders of BEPC; or (vii) the BEPC board, in its sole discretion, concludes that the unitholders of BEP or holders of BEPC exchangeable shares are adversely impacted by a fact, change or other circumstance relating to BEPC. For greater certainty, unitholders of BEP do not have the ability to vote on such redemption and the BEPC board’s decision to redeem all of the then outstanding BEPC exchangeable shares will be final. In addition, the holder of BEPC class B shares may deliver a notice to BEPC specifying a redemption date upon which BEPC shall redeem all of the then outstanding BEPC exchangeable shares, and upon sixty (60) days’ prior written notice from BEPC to holders of the BEPC exchangeable shares and without the consent of holders of BEPC exchangeable shares, BEPC shall be required to redeem all of the then outstanding BEPC exchangeable shares on such redemption date, subject to applicable law.
Upon any such redemption event, the holders of BEPC exchangeable shares shall be entitled to receive pursuant to such redemption one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Adjustments to Reflect Certain Capital Events”), plus a cash amount for each BEPC exchangeable share equal to any unpaid dividends per BEPC exchangeable share.

Notwithstanding the foregoing, upon any redemption event, BEP may elect to acquire all of the outstanding BEPC exchangeable shares in exchange for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Adjustments to Reflect Certain Capital Events”), plus a cash amount for each BEPC exchangeable share equal to any unpaid dividends per BEPC exchangeable share. BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.
Liquidation
Upon any liquidation, dissolution or winding up of BEPC, and subject to the prior rights of holders of any class of shares of BEPC ranking in priority or ratably with the BEPC exchangeable shares and after the payment in full (i) to any holder of BEPC exchangeable shares or BEPC class B shares that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the BEPC class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) of any unpaid dividends, the holders of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Adjustments to Reflect Certain Capital Events”.) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of BEPC are insufficient to make such payment in full, then the assets of BEPC will be distributed among the holders of BEPC exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.
Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BEPC, BEP may elect to acquire all of the outstanding BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Adjustments to Reflect Certain Capital Events”) plus, in each case, a cash amount for each BEPC exchangeable share equal to any unpaid dividends per BEPC exchangeable share. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEPC. BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.
Automatic Redemption upon Liquidation of BEP
Upon any liquidation, dissolution or winding up of BEP, including where substantially concurrent with a liquidation, dissolution or winding up of BEPC, all of the then outstanding BEPC exchangeable shares will be automatically redeemed by BEPC on the day prior to the liquidation, dissolution or winding up of BEP and immediately following the automatic redemption by BRHC of the Class A.1 Shares and Class A.2 Shares (or the exercise by BEP of any call rights in respect thereof). Each holder of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of our company).

Notwithstanding the foregoing, upon any such redemption, BEP may elect to acquire all of the outstanding BEPC exchangeable shares in exchange for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Adjustments to Reflect Certain Capital Events”) plus, in each case, a cash amount for each BEPC exchangeable share equal to any unpaid dividends per BEPC exchangeable share. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEP. BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.
Conversion to BEPC Class B Shares
The partnership, or any of its controlled subsidiaries, is entitled to convert each held BEPC exchangeable share to a BEPC class B share on a one-for-one basis.
Book-Based System
The BEPC exchangeable shares may be uncertificated or represented in the form of one or more fully registered share certificates held by, or on behalf of, CDS or DTC, as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of the BEPC exchangeable shares may be effected through the book-based system administered by CDS or DTC, as applicable.
Treatment of BEPC exchangeable shares in connection with a Takeover Bid, Issuer Bid or Tender Offer
The BEPC exchangeable shares are not BEP units and will not be treated as BEP units for purposes of the application of applicable Canadian and U.S. rules relating to takeover bids, issuer bids and tender offers. BEP units and BEPC exchangeable shares are not securities of the same class. As a result, holders of BEPC exchangeable shares will not be entitled to participate in an offer or bid made to acquire BEP units, unless such offer is extended to holders of BEPC exchangeable shares and holders of BEP units will not be entitled to participate in an offer or bid made to acquire BEPC exchangeable shares, unless such offer is extended to holders of BEP units. In the event of a takeover bid for BEP units, a holder of BEPC exchangeable shares who would like to participate would be required to tender his or her BEPC exchangeable shares for exchange, in order to receive a BEP unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the BEP units at a price in excess of the market price of the BEP units and a comparable offer is not made for the BEPC exchangeable shares, then the conversion factor for the BEPC exchangeable shares may be adjusted. See “—Adjustments to Reflect Certain Capital Events” above for more information on the circumstances in which adjustments may be made to the conversion factor.
Approval Rights
Any amendment or modification that would reasonably be expected to impact the economic equivalence of a BEPC exchangeable share with a BEP unit requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield, voting as a class or, in the event that there is more than one non-overlapping director of BEPC, the approval of a majority of such non-overlapping directors.
Transfer Restrictions

No holder of BEPC exchangeable shares shall transfer to any Person such number of BEPC exchangeable shares such that, after giving effect to the transfer, the transferee, together with its affiliates, would hold a direct and/or indirect interest in voting securities carrying 10% or more of the voting rights attached to all voting securities of BEPC without the prior approval of the Federal Energy Regulatory Commission, to the extent required.
Choice of Forum for U.S. Securities Act Claims
The BEPC articles provide that unless BEPC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. In the absence of this provision, under the U.S. Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.
BEPC Class B Shares
The following description of BEPC class B shares sets forth certain general terms and provisions of BEPC class B shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the BEPC articles.
Voting
Except as otherwise expressly provided in the BEPC articles or as required by law, each holder of BEPC class B shares will be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of BEPC. Each holder of BEPC class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the BEPC exchangeable shares. Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes.
Dividends
Except as provided in the following sentence, the holders of BEPC class B shares will not be entitled to receive dividends. In the event a dividend is declared and paid on the BEPC exchangeable shares consisting of BEPC exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the BEPC class B shares consisting of BEPC class B shares.
Liquidation
Upon any liquidation, dissolution or winding up of BEPC, subject to the prior rights of holders of all classes and series of BEPC preferred shares and after the payment in full of the amount due to the holders of BEPC exchangeable shares described above in “—BEPC Exchangeable Shares—Liquidation”, the holders of BEPC class B shares shall be entitled to be paid out of the assets of BEPC an amount in cash per BEPC class B share equal to the value of one BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—BEPC Exchangeable Shares—Adjustments to Reflect Certain Capital Events”) based on the NYSE closing price on the trading day immediately preceding announcement of such liquidation, dissolution or winding up.

Redemption by Holder
Holders of BEPC class B shares have the right to tender all or a portion of their BEPC class B shares for cash for each BEPC class B share equal to the NYSE closing price of one BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—BEPC Exchangeable Shares—Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, BEPC will have thirty (30) days to deliver the cash amount to the exchanging holder.
Restrictions on Transfer
The BEPC class B shares may only be transferred to the partnership or persons controlled by the partnership.